Exhibit 4.4

NINTH SUPPLEMENTAL INDENTURE

BETWEEN

DOMINION RESOURCES, INC.

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

SERIES TRUSTEE

DATED AS OF MAY 26, 2016

2.962% JUNIOR SUBORDINATED NOTES DUE 2019

(formerly designated 2013 Series B 1.18% Remarketable Subordinated Notes due 2019)

i

NINTH SUPPLEMENTAL INDENTURE

THIS NINTH SUPPLEMENTAL INDENTURE, dated as of May 26, 2016 (the “Ninth Supplemental Indenture”), is between DOMINION RESOURCES, INC., a Virginia corporation, having its principal office at 120 Tredegar Street, Richmond, Virginia 23219 (the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee of the series of Securities established by the Fifth Supplemental Indenture (hereinafter defined), having a corporate trust office at 60 Wall Street, 16th Floor, New York, New York 10005 (herein called the “Series Trustee”).

WHEREAS, the Company has heretofore entered into a Junior Subordinated Indenture II, dated as of June 1, 2006, between the Company and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.) (the “Original Trustee”), as supplemented and amended by the Third Supplemental and Amending Indenture, dated as of June 1, 2009 (as so amended, the “Base Indenture”), among the Company, the Original Trustee and the Series Trustee;

WHEREAS, the Base Indenture is incorporated herein by this reference and the Base Indenture, as supplemented and amended by the Fifth Supplemental Indenture dated as of June 1, 2013 between the Company and the Series Trustee (the “Fifth Supplemental Indenture”), as supplemented and amended by this Ninth Supplemental Indenture, and as may be hereafter supplemented or amended from time to time in accordance herewith and therewith, is herein called the “Indenture”;

WHEREAS, under the Base Indenture, a new series of Securities may at any time be established in accordance with the provisions of the Base Indenture and the terms of such series may be described by a supplemental indenture executed by the Company and the Series Trustee;

WHEREAS, pursuant to the Base Indenture, as supplemented and amended by the Fifth Supplemental Indenture, the Company created a new series of Securities designated as the 2013 Series B 1.18% Remarketable Subordinated Notes due 2019 (the “Series B Notes”) and appointed the Series Trustee as Trustee under the Base Indenture with respect to such series of Securities;

WHEREAS, a Successful Remarketing of the Series B Notes has been conducted pursuant to the Remarketing Agreement (as defined herein) and the Reset Rate has been established in connection with such Successful Remarketing as 2.962% per annum;

WHEREAS, Section 10.1 of the Base Indenture and Section 8.1 of the Fifth Supplemental Indenture provide for the Company and the Series Trustee to enter into an indenture supplemental to the Base Indenture to make provision in regard to matters arising under the Base Indenture or any supplemental indenture, including the Fifth Supplemental Indenture; provided, however, that such action shall not adversely affect the interest of the holders of Securities of any series in any material respect;

WHEREAS, Section 8.1 of the Fifth Supplemental Indenture further provides for the Company and the Series Trustee to, without the consent of any holder of the Series B Notes, modify the form and terms of the Series B Notes in connection with a successful remarketing in a manner consistent with Section 9.4 of the Fifth Supplemental Indenture and amend the Series B Notes and Fifth Supplemental Indenture to conform the terms thereof to certain specified descriptions thereof contained in the preliminary prospectus supplement dated June 3, 2013 for the Series B Notes, as supplemented by any free writing prospectus used in connection with the offering of the Equity Units;

WHEREAS, the Company has requested that the Series Trustee execute and deliver this Ninth Supplemental Indenture, and all requirements necessary to make this Ninth Supplemental Indenture a valid instrument in accordance with its terms, have been performed, and the execution and delivery of this Ninth Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

RELATION TO INDENTURE; ADDITIONAL DEFINITIONS

1.1 Relation to Indenture. This Ninth Supplemental Indenture constitutes an integral part of the Base Indenture, and supplements and amends the Base Indenture, as supplemented and amended by the Fifth Supplemental Indenture, solely with respect to the Series B Notes. To the extent of any inconsistency between this Ninth Supplemental Indenture and the Base Indenture or the Fifth Supplemental Indenture, this Ninth Supplemental Indenture shall govern.

1.2 Additional Definitions. For all purposes of this Ninth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the capitalized terms not otherwise defined herein shall have the meanings set forth in the Base Indenture as supplemented and amended by the Fifth Supplemental Indenture, or, if not defined in the Base Indenture, as supplemented and amended by the Fifth Supplemental Indenture, in the Purchase Contract and Pledge Agreement;

(b) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(c) all other terms used herein which are defined in the Trust Indenture Act of 1939, as amended, whether directly or by reference therein, have the meanings assigned to them therein;

(d) a reference to a Section or Article is to a Section or Article of this Ninth Supplemental Indenture unless otherwise stated;

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Ninth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(f) headings are for convenience of reference only and do not affect interpretation;

“Corporate Trust Office of the Series Trustee” means the office of the Series Trustee at which at any particular time its corporate trust business with respect to the series of Securities herein described shall be principally administered, which office at the date of original execution of this Ninth Supplemental Indenture is located at 60 Wall Street, 16th Floor, New York, New York 10005, Attention: Corporates Team – Dominion Resources.

“Junior Subordinated Notes” shall have the meaning specified in SECTION 2.1.

“Remarketed Notes” means, with respect to the 2016 Successful Remarketing, the $550,000,000 aggregate principal amount of Series B Notes underlying the Pledged Applicable Ownership Interests in Notes as identified to the Remarketing Agents by the Purchase Contract Agent pursuant to the terms of the Purchase Contract and Pledge Agreement. There were no Separate Notes subject to the Remarketing.

“Remarketing Agents” means Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., the Remarketing Agents appointed by the Company, pursuant to the Remarketing Agreement.

“Remarketing Agreement” means the Remarketing Agreement, dated as of April 29, 2016, between the Company, the Purchase Contract Agent and the Remarketing Agents, as the reset agents and the remarketing agents, for the remarketing of up to $550,000,000 aggregate principal amount of the Series B Notes.

“2016 Successful Remarketing” means the Successful Remarketing conducted by the Remarketing Agents pursuant to the Remarketing Agreement, with a Remarketing Settlement Date of even date herewith.

The terms “Company,” “Original Trustee,” “Series Trustee,” “Base Indenture,” “Fifth Supplemental Indenture,” and “Indenture” shall have the respective meanings set forth in the recitals to this Ninth Supplemental Indenture.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE SERIES B NOTES

2.1 Designation and Principal Amount. The Series B Notes are hereby re-designated as a series of Securities to be known as the 2.962% Junior Subordinated Notes due 2019 (the “Junior Subordinated Notes”), with such series limited in principal amount to $550,000,000. All references to the Series B Notes in the Fifth Supplemental Indenture, the form of Series B Note attached as Exhibit A thereto and each outstanding Series B Note, including, without limitation, the references to the Series B Notes in Sections 2.5(b), 2.7, 8.1 and 9.4(b) of the Fifth Supplemental Indenture as such sections are amended hereby, shall be deemed to be references to the Junior Subordinated Notes following the re-designation effected by this Ninth Supplemental Indenture.

2.2 Modified Terms. The parties hereto acknowledge that as a result of the 2016 Successful Remarketing, the terms of the Junior Subordinated Notes are, effective as of the date hereof and subject to Section 2.3(d) below, the modified terms provided for in Section 9.4 of the Fifth Supplemental Indenture and that the Reset Rate is 2.962%.

2.3 Amendment of the Fifth Supplemental Indenture.

(a) Section 2.5(b) of the Fifth Supplemental Indenture is hereby amended by replacing “April 1 and October 1” with “January 1 and July 1” in the fourth sentence thereof so that it reads as follows: “In the event of a Successful Remarketing, following the applicable Remarketing Settlement Date, interest on Series B Notes will be payable semi-annually on January 1 and July 1.”

(b) Section 2.7 of the Fifth Supplemental Indenture is hereby amended by deleting the introductory phrase “Prior to the Purchase Contract Settlement Date.” As so amended, Section 2.7 shall state: “The provisions of Section 12.5 of the Base Indenture shall not apply to the Series B Notes.” The corresponding statement on the Reverse of Note included in the Form of Series B Note attached to the Fifth Supplemental Indenture as Exhibit A and in each outstanding Series B Note is also so amended hereby.

(c) Section 8.1 of the Fifth Supplemental Indenture is hereby amended by revising the final sentence to read as follows: “Notwithstanding anything to the contrary in the Base Indenture, Section 10.1(i) of the Base Indenture will not apply to the Series B Notes.”

(d) Section 9.4(b) of the Fifth Supplemental Indenture is hereby amended by replacing “April 1 and October 1” with “January 1 and July 1” so that it reads as follows: “interest will be payable on the Series B Notes semi-annually, on January 1 and July 1 of each year;”.

ARTICLE III

FORM OF JUNIOR SUBORDINATED NOTE

3.1 Form of Junior Subordinated Note. The Junior Subordinated Notes and the Series Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form attached to the Fifth Supplemental Indenture as Exhibit A except that designation of the Securities set forth on such form may, but need not, be revised to refer to the new designation of the Junior Subordinated Notes provided for in SECTION 2.1 hereof and the Reverse of Note may, but need not, be revised to delete the phrase “Prior to the Purchase Contract Settlement Date” preceding the statement that “the provisions of Section 12.5 of the Base Indenture shall not apply to the Series B Notes.” For the avoidance of doubt, it shall not be necessary for previously issued and authenticated Securities to be replaced as a result of the re-designation of the Series B Notes and the amendments provided for in SECTION 2.3 hereof, but such revisions shall in all events be applicable to such previously issued and authenticated Securities.

ARTICLE IV

MISCELLANEOUS

4.1 Ratification of Indenture; Ninth Supplemental Indenture Controls. The Base Indenture, as supplemented and (solely for purposes of the Series B Notes) amended by the Fifth

Supplemental Indenture, as supplemented and amended by this Ninth Supplemental Indenture, is in all respects ratified and confirmed, and this Ninth Supplemental Indenture shall be deemed part of the Base Indenture, as supplemented and amended by the Fifth Supplemental Indenture, in the manner and to the extent herein and therein provided. The provisions of this Ninth Supplemental Indenture shall supersede the provisions of the Base Indenture, as supplemented and amended by the Fifth Supplemental Indenture, to the extent the Base Indenture, as supplemented and amended by the Fifth Supplemental Indenture, is inconsistent herewith.

4.2 Recitals. The recitals herein contained are made by the Company only and not by the Original Trustee or the Series Trustee, and neither the Original Trustee nor the Series Trustee assumes any responsibility for the correctness thereof. Neither the Original Trustee nor the Series Trustee makes any representation as to the validity or sufficiency of this Ninth Supplemental Indenture. All of the provisions contained in the Base Indenture, as supplemented and amended by the Fifth Supplemental Indenture, in respect of the rights, powers, privileges, protections, duties and immunities of the Original Trustee shall be applicable, but only to the Series Trustee in respect of the Junior Subordinated Notes and of this Ninth Supplemental Indenture (to the extent relating to the Junior Subordinated Notes) as fully and with like effect as if set forth herein in full.

4.3 Governing Law. This Ninth Supplemental Indenture and each Junior Subordinated Note shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State, without regard to the conflicts of law principles thereof.

4.4 Separability. In case any one or more of the provisions contained in this Ninth Supplemental Indenture or in the Junior Subordinated Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Ninth Supplemental Indenture or of the Junior Subordinated Notes, but this Ninth Supplemental Indenture and the Junior Subordinated Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

4.5 Counterparts. This Ninth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Ninth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Ninth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Ninth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed as of the date first above written.

DOMINION RESOURCES, INC.

By:	/s/ James R. Chapman
	Name:	James R. Chapman
	Title:	Senior Vice President – Mergers & Acquisitions and Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Series Trustee

By:	/s/ Carol Ng
	Name:	Carol Ng
	Title:	Vice President

By:	/s/ Christina Van Ryzin
	Name:	Christina Van Ryzin
	Title:	Director